Exhibit 99.1

EVERTEC REPORTS THIRD QUARTER 2012 RESULTS

Third Quarter 2012 Highlights

•	Total revenues were $83.8 million, an increase of 3%, as compared to the third quarter of 2011.

•	Adjusted EBITDA was $38.4 million, an interest of 2%, as compared to the third quarter of 2011.

•	Net debt (unpaid principal balance, net of cash) decreased to $696.0 million as of September 30, 2012 compared to $719.8 million as of June 30, 2012.

•

Recently received a 15-year tax grant from the Government of Puerto Rico providing for a reduced income tax rate of 4.0% on data processing activities (approximately 80% of FY 2011 total revenues) as well as a 90% and 60% exemption on property and municipal taxes, respectively.

SAN JUAN, PUERTO RICO – NOVEMBER 13, 2012 — EVERTEC Group, LLC (“EVERTEC”, the “Company,” formerly known as EVERTEC, LLC) today reported consolidated results for the third quarter 2012.

“We are pleased to report another quarter of growth and the continued penetration of our products and services in Latin America and the Caribbean,” said Peter Harrington, EVERTEC’s President and Chief Executive Officer. “In addition, we recently received a 15-year tax grant from the Government of Puerto Rico under the Tax Incentive Act 73 of 2008 that covers EVERTEC’s data processing activities in Puerto Rico. This grant structurally enhances our advantaged tax position and free cash flow profile, enabling continued investment in our leading technology platform and growth of our transaction processing business both locally and in international markets.”

Third Quarter 2012 Financial Results

For the quarter ended September 30, 2012, total revenues increased by $2.8 million, or 3%, to $83.8 million compared to $81.0 million in the corresponding 2011 period. Merchant Acquiring segment net revenues increased by $2.2 million, or 15%. The increase was primarily driven by a higher realized net margin. Payment Processing (formerly referred to as “Transaction Processing”) segment revenues increased by $1.1 million, or 5%. This revenue growth was principally driven by an increase in volume and accounts on file. Business Solutions segment revenues decreased by $0.5 million, or 1%, primarily driven by lower demand for certain IT consulting services.

Total operating costs and expenses, excluding depreciation and amortization, decreased by $0.4 million, or 1%, to $47.8 million for the quarter ended September 30, 2012, compared to $48.2 million for the same period in 2011. The decrease was primarily due to a reduction in personnel expenses, partially offset by higher cost of sales associated with the increase in total revenues. Total operating costs and expenses, excluding depreciation and amortization, as a percentage of total revenues decreased by approximately 248 basis points to 57.0% from 59.5% in the prior period.

Non-operating expenses for the quarter ended September 30, 2012, were $14.4 million, a decrease of $8.7 million from $23.1 million for the same period in 2011. The decrease was primarily the result of a $13.2 million reduction in other expense, partially offset by $3.4 million increase in interest expense. The variance of other expense was primarily driven by a $14.2 million non-recurring expense related to the voluntary retirement program (“VRP”) in 2011. The higher interest expense was the result of the issuance of additional debt in May 2012.

Income tax expense for the quarter ended September 30, 2012, amounted to $0.5 million, compared to an income tax benefit of $5.1 million for the corresponding 2011 period. The income tax expense for the quarter ended September 30, 2012, related to income before taxes generated by our international operations. The income tax benefit for the 2011 period was the result of a loss before income taxes primarily associated with the VRP expense.

Adjusted EBITDA for the quarter ended September 30, 2012, was $38.4 million, an increase of $0.7 million, or 2%, compared to $37.7 million for the same period in 2011. This increase was primarily due to higher revenues along with a slight decrease in cash expenses.

Nine Month Financial Results

Total revenues for the nine months ended September 30, 2012, increased by $15.1 million, or 6%, to $250.7 million compared to $235.6 for the same period in 2011. Merchant Acquiring segment revenues increased by $7.5 million, or 17%; Payment Processing segment revenues increased by $6.8 million, or 11%; and Business Solutions segment revenues increased by $0.9 million, or 1%. Revenue increases in our Merchant Acquiring and Payment Processing segments for the nine months ended September 30, 2012 were primarily driven by the same factors previously described for the quarter ended September 30, 2012. The increased Business Solutions segment revenues reflect higher demand for certain network services, partially offset by lower demand for certain IT consulting services.

Total operating costs and expenses, excluding depreciation and amortization, were $142.8 million for the nine months ended September 30, 2012, compared to $140.8 million for the same period in 2011. The $2.0 million increase was primarily due to higher equipment expense and cost of sales, partially offset by a decrease in personnel expense from cost control measures implemented in late 2011. Total operating costs and expenses, excluding depreciation and amortization, as a percentage of total revenues decreased by approximately 281 basis points to 57.0% from 59.8% in the prior year period.

Non-operating expenses for the nine months ended September 30, 2012, amounted to $48.7 million, compared to $54.2 million for the corresponding 2011 period. The decrease in non-operating expenses was primarily driven by lower other expenses of $6.5 million. Other expenses for the nine months ended September 30, 2012, were primarily comprised of debt issuance costs of $8.8 million expenses and personnel related charges of $2.2 million. For the corresponding 2011 period, other expenses were primarily comprised of the $14.2 million VRP expenses, debt issuance costs of $2.2 million and $1.2 million from the settlement of a derivative related to our acquisition of an equity interest in CONTADO from Popular.

The Company reported income tax benefit of $87.0 million for the nine months ended September 30, 2012, compared to $34.7 million for the corresponding 2011 period. The income tax benefit for 2012 was primarily driven by the elimination of EVERTEC’s deferred tax liability balance of $89.2 million following its conversion to a limited liability company on April 17, 2012. The income tax benefit for the corresponding 2011 period was mainly due to a reduction in the deferred tax liability of $27.6 million as a result of a reduction in the marginal Puerto Rico corporate income-tax rate from 39% to 30% and a taxable loss for the nine months ended September 30, 2011.

Adjusted EBITDA for the nine months ended September 30, 2012 increased by $8.9 million, or 8%, to $117.8 million when compared to the same period in 2011. This increase was primarily driven by revenue growth across all three business segments, partially offset by an increase in cash expenses. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) improved by approximately 76 basis points to 47.0% from 46.2% in the prior year period.

Cash and Liquidity

As of September 30, 2012, EVERTEC’s unrestricted cash balance was $49.5 million, and the Company had $49.3 million of net borrowing capacity available under its revolving credit facility.

Debt

As of September 30, 2012, the Company’s unpaid principal balance was $745.5 million.

Conference Call Information

EVERTEC will host an investor conference call to review the operating results for the third quarter of 2012 as follows:

Date:	November 13, 2012
Time:	10:30 a.m. (Eastern Standard Time)
Telephone access:	(866) 770-7051 (U.S.) or (617) 213-8064 (outside U.S.) Passcode 53088737
Live webcast:	www.evertecinc.com, in the ‘Investor Relations’ section

The teleconference replay will be available two hours after completion through November 27, 2012, at (888) 286-8010 (U.S.) or (617) 801-6888. The conference ID for the replay is 14821679. The archived webcast will be on the EVERTEC website, www.evertecinc.com, in the ‘News and Market Information’ area of the ‘Investor Relations’ section, under ‘Event Calendar’.

About EVERTEC

EVERTEC is the leading, full-service transaction processing business in Latin America and the Caribbean. Based in Puerto Rico, EVERTEC provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 1.2 billion transactions annually, and manages the electronic payment network for over 4,900 automated teller machines (“ATM”) and over 107,000 point-of-sale payment terminals. EVERTEC is the largest merchant acquirer in the Caribbean and Central America and the sixth largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading ATM and personal identification number debit networks and financial services brands in Latin America. In addition, EVERTEC provides a comprehensive suite of software and services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with mission critical technology solutions.

EVERTEC is 51% owned by an affiliate of Apollo Global Management, LLC, a leading private equity investor, and 49% owned by Popular, Inc., the largest financial institution in Puerto Rico and the Caribbean. For more information about EVERTEC, please visit www.evertecinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our high level of indebtedness and restrictions contained in our debt agreements; our ability to generate sufficient cash to service our indebtedness and to generate future profits; our reliance on our relationship with Popular for a significant portion of our revenues; our ability to renew our client contracts on terms favorable to us; our dependence on our processing systems, technology infrastructure, security systems and fraudulent-payment-detection systems; our ability to develop, install and adopt new technology; a decreased client base due to consolidations in the banking and financial-services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH® network; our dependence on credit card associations; changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions; the geographical concentration of our business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; our ability to execute our expansion and acquisition strategies; our ability to protect our intellectual property rights; our ability to recruit and retain qualified personnel; our ability to comply with federal, state, and local regulatory requirements; and evolving industry standards.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”) on March 27, 2012, and in the other reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Contacts

Juan J. Román, CPA	Luis M. Cabrera
Executive Vice President and Chief Financial Officer	Senior Vice President Treasurer, Head of Investor Relations, & Corporate Development
(787) 759-9999, ext 4895	(787) 759-9999, ext 3897
jjroman@evertecinc.com	luiscabrera@evertecinc.com

Media Contact

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787) 759-9999, ext 4805

wabetancourt@evertectinc.com

EVERTEC Group, LLC (Unaudited) Consolidated Balance Sheets

(Dollar amounts in thousands)	September 30, 2012	December 31, 2011
Assets
Current Assets:
Cash	$49,491	$53,523
Restricted cash	4,706	5,288
Accounts receivable, net	67,475	60,930
Prepaid expenses and other assets	14,264	21,526

Total current assets	135,936	141,267
Investments in equity investees	10,131	12,267
Property and equipment, net	32,103	36,685
Goodwill	373,472	371,712
Other intangible assets, net	413,506	448,914
Other long-term assets	21,505	22,894

Total assets	$986,653	$1,033,739

Liabilities and member’s equity
Current Liabilities:
Accrued liabilities	$44,351	$29,581
Accounts payable	17,738	21,786
Unearned income	935	900
Income tax payable	2,182	3,383
Deferred tax liability, net	870	9,321

Total current liabilities	66,076	64,971
Long-term debt	736,197	523,833
Long-term deferred tax liability, net	6,976	91,431
Other long-term liabilities	337	449

Total liabilities	809,586	680,684

Member’s equity
Member’s units (100 units issued and outstanding)	—	—
Contributed capital	175,169	326,367
Accumulated earnings	665	28,006
Accumulated other comprehensive income (loss), net of tax of $0 and $13	1,233	(1,318)

Total member’s equity	177,067	353,055

Total liabilities and member’s equity	$986,653	$1,033,739

EVERTEC Group, LLC (Unaudited) Consolidated Statements of Income and Comprehensive Income

	Quarters ended September 30,		Nine months ended September 30,
(Dollar amounts in thousands)	2012	2011	2012	2011
Revenues (1)
Merchant acquiring, net	$16,810	$14,576	$51,499	$44,043
Payment processing	23,284	22,199	69,986	63,235
Business solutions	43,745	44,249	129,214	128,273

Total revenues	83,839	81,024	250,699	235,551

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	40,897	39,673	118,469	114,832
Selling, general and administrative expenses	6,921	8,548	24,385	26,005
Depreciation and amortization	17,765	17,513	53,517	51,977

Total operating costs and expenses	65,583	65,734	196,371	192,814

Income from operations	18,256	15,290	54,328	42,737

Non-operating (expenses) income
Interest income	38	178	230	637
Interest expense	(14,784)	(11,396)	(39,214)	(39,272)
(Losses) earnings of equity method investments	(472)	429	103	685
Other expenses (income)	855	(12,309)	(9,802)	(16,288)

Total non-operating (expenses) income	(14,363)	(23,098)	(48,683)	(54,238)

Income (loss) before income taxes	3,893	(7,808)	5,645	(11,501)
Income tax expense (benefit)	512	(5,132)	(86,960)	(34,669)

Net income (loss)	3,381	(2,676)	92,605	23,168
Other comprehensive income (loss), net of income tax expense of $ 0, $ 8, $ 13 and $ 8
Foreign currency translation adjustments	215	(3,004)	2,551	(1,590)

Total comprehensive income (loss)	$3,596	$(5,680)	$95,156	$21,578

(1)	Certain prior period balances have been reclassified to conform to the current presentation format which did not have any impact on net income.

EVERTEC Group, LLC (Unaudited) Consolidated Condensed Cash Flows

	Nine months ended September 30,
	2012	2011
Cash flows from operating activities
Net income	$92,605	$23,168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,517	51,977
Amortization of debt issue costs and premium and accretion of discount	3,748	6,499
Provision for doubtful accounts and sundry losses	1,291	918
Deferred tax benefit	(93,140)	(24,400)
Share-based compensation	889	684
Realized loss on derivative	—	1,399
Unrealized gain of indemnification assets	(334)	(676)
Amortization of a contract liability	(703)	(5,151)
Loss on disposition of property and equipment	62	56
Earnings from equity investee	(103)	(685)
Dividend received from equity investee	728	738
Prepayment penalty related to debt refinancing	—	(3,387)
Premium on issuance of long-term debt	2,000	—
(Increase) decrease in assets:
Accounts receivable, net	(3,831)	12,189
Prepaid expenses and other assets	2,433	(13,507)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	10,991	9,813
Income tax payable	(1,201)	553
Unearned income	35	84
Other long-term liabilities	—	(449)

Total adjustments	(23,618)	36,655

Net cash provided by operating activities	68,987	59,823

Cash flows from investing activities
Net decrease (increase) in restricted cash	582	(1,572)
Intangible assets acquired	(5,430)	(12,186)
Property and equipment acquired	(7,540)	(6,412)
Proceeds from sales of property and equipment	80	106
Acquisition of an equity method investment	—	(9,244)

Net cash used in investing activities	(12,308)	(29,308)

Cash flows from financing activities
Proceeds from issuance of long-term debt	208,725	—
Debt issuance costs	(2,174)	—
Distribution to member	(267,150)	—
Repayment and repurchase of long-term debt and other liabilities	(112)	(29,090)

Net cash used in financing activities	(60,711)	(29,090)

Net (decrease) increase in cash	(4,032)	1,425
Cash at beginning of the period	53,523	55,199

Cash at end of the period	$49,491	$56,624

Net Income Reconciliation to EBITDA and Adjusted EBITDA

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA as further adjusted to exclude unusual items and other adjustments described below. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our presentation of Adjusted EBITDA is consistent with the equivalent measurements that are contained in our senior secured credit facilities and the indenture governing the notes in testing our compliance with covenants therein such as the senior secured leverage ratio and the fixed charge coverage ratio. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses such as those excluded in calculating them. Further, our presentation of these measures should not be construed as an inference that our future operating results will not be affected by unusual or nonrecurring items.

Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than as presented in this press release, limiting their usefulness as a comparative measure.

Adjusted EBITDA is not a measurement of liquidity or financial performance under generally accepted accounting principles (“GAAP”). You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with GAAP, as an indicator of cash flows, as a measure of liquidity or as an alternative to operating or net income determined in accordance with GAAP.

A reconciliation of net income to EBITDA and Adjusted EBITDA is provided below:

	Quarters ended September 30,		Nine months ended September 30,		Twelve months ended September 30, 2012
(Dollar amounts in thousands)	2012	2011	2012	2011
Net income (loss)	$3,381	$(2,676)	$92,605	$23,168	$97,441
Income tax expense (benefit)	512	(5,132)	(86,960)	(34,669)	(85,345)
Interest expense, net	14,746	11,218	38,984	38,635	50,546
Depreciation and amortization	17,765	17,513	53,517	51,977	71,431

EBITDA	36,404	20,923	98,146	79,111	134,073
Software maintenance reimbursement and other costs (1)	615	1,192	1,922	1,850	2,642
Equity income (2)	472	(429)	625	53	1,207
Compensation and benefits (3)	380	14,548	3,480	15,362	4,088
Pro forma VRP benefits (4)	—	1,584	—	4,751	—
Transaction, refinancing and other non-recurring fees (5)	337	1,446	12,071	7,300	12,786
Management fees (6)	746	636	2,237	1,896	2,873
Purchase accounting (7)	(550)	(2,184)	(652)	(1,413)	368

Adjusted EBITDA	$38,404	$37,716	$117,829	$108,910	$158,037

(1)	Primarily represents reimbursements received for certain software maintenance expenses as part of the Merger.
(2)	Represents CONTADO’s non-cash equity income net of cash dividend received.
(3)

For the nine months ended September 30, 2012, mainly represents a one-time payment of $2.2 million as a result of the former CEO’s employment modification agreement. For the 2011 periods includes one-time costs related to the VRP. All periods include other adjustments related to non-cash equity based compensation.

(4)

Adjustment represents the pro forma effect of expected net savings in compensation and benefits related to employees that participated in the VRP offered by the Company during the third quarter of 2011.

(5)

For the quarter and nine months ended September 30, 2012, primarily relates to non-recurring fees associated with the issuance of additional debt and the dividend payment to our direct parent company. Also, includes adjustments to support additional requirements of a stand-alone entity and to certain other adjustments permitted under the senior secured credit facility and indenture agreements.

(6)	Represents the management fee payable to the equity sponsors.
(7)

Primarily represents the elimination of the effects of purchase accounting in connection with (i) certain customer service and software related arrangements where EVERTEC receives reimbursements from Popular, and (ii) for 2011 EVERTEC’s rights and obligations to buy equity interests in CONTADO and Serfinsa .